EIGHTH AMENDMENT TO
FORUM FUNDS II DISTRIBUTION AGREEMENT

This Eighth Amendment (the "Amendment") to the Forum Funds II Distribution Agreement (the "Agreement") dated as of June 27, 2013, as amended from time to time, by and between Forum Funds II, a Delaware statutory trust (the "Trust") and Foreside Fund Services, LLC, a Delaware limited liability company (the "Distributor") is entered into as of November 30, 2015 (the "Effective Date").

WHEREAS, the Trust and Distributor desire to update Exhibit A of the Agreement to reflect the addition of Funds and removal of a Fund; and

WHEREAS, Section 16 of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Trust and Distributor hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2. Exhibit A of the Agreement is hereby amended and restated to reflect the addition of the Gurtin California Municipal Intermediate Value Fund and the Gurtin National Municipal Intermediate Value Fund and the removal of The BDC Income Fund by Appendix A attached hereto.

3. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

FORUM FUNDS II	FORESIDE FUND SERVICES, LLC

By: /s/ Jessica Chase Print Name: Jessica Chase Title: President	By: /s/ Mark Fairbanks Print Name: Mark Fairbanks Title: President

Appendix A

EXHIBIT A

Acuitas International Small Cap Fund
Acuitas US Microcap Fund
ABR Dynamic Blend Equity & Volatility Fund
Baywood SKBA ValuePlus Fund
CVR Dynamic Allocation Fund
Gurtin California Municipal Value Fund

Gurtin California Municipal Intermediate Value Fund

Gurtin National Municipal Value Fund

Gurtin National Municipal Intermediate Value Fund

NWS International Property Fund
Phocas Real Estate Fund